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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

            AGREEMENT, dated this 27th day of December, 1999 between Nastech Pharmaceutical Company Inc., a Delaware corporation ("Employer") with offices at 45 Davids Drive, Hauppauge, NY and Andrew P. Zinzi ("Employee").

                             W I T N E S S E T H :

            WHEREAS, the Employee is currently employed as Chief Financial Officer ("CFO") for the Employer and the Employer and Employee wish to enter into an employment and compensation arrangement on the following terms and conditions:

            1. Employment. Subject to the terms and conditions of this Agreement, including specifically Section 12, Employer agrees to employ Employee for a period commencing from the effective date of this Agreement and ending December 31, 2001 to serve as the Chief Financial Officer ("CFO") and to serve in such capacitates consistent with his position as CFO as the Employer may from time to time designate. Employee hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein. If Employee shall remain in the full time employ of the Company beyond December 31, 2001 without any written agreement between the parties, this Agreement shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate this Agreement at the end of any ensuing calendar month on written notice of at least 30 days.

            2. Compensation. For services rendered to Employer during the term of this Agreement, Employer shall compensate Employee with a salary, payable in accordance with Employer's standard payroll practices in effect, from time to time, of $165,000 per annum. Employee's salary may be adjusted for merit and/or cost of living increases, as determined by Employer in its sole discretion.

            The Employee shall also be entitled to annual incentive compensation of up to thirty (30%) of the applicable base salary if the Employer's combined corporate and department objectives as set forth in the Employer's annual business plan are achieved. The nature and extent of such compensation shall be approved by the Compensation Committee of the Company's Board of Directors no later than sixty (60) days following the end of the Employer's fiscal year.



                                       (1)

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            3. Stock Options. As further compensation, Employee acknowledges the receipt of 35,000 incentive stock options (subject to allowable limitations set forth in the Internal Revenue Code of 1986, as amended, hereinafter stock options) as an incentive to enter into this Agreement. The stock options were issued at the fair market value of the Employer's common stock as of the date grant and shall then be vested at 50% per full year of service (and shall not be vested for interim periods on a pro-rata basis, except as otherwise provided in the applicable Stock Option Agreement) from the date of grant, over a two year period, all of the foregoing to be in accordance with the provisions of Employer's Stock Option Plan, as may be amended from time to time, which is incorporated by reference herein. The Common Stock to be issued upon the exercise of said options has been registered under the Securities Act of 1933. Employee's stock options may be increased during the term of this Agreement, as determined by Employer in its sole discretion.

            4. Expenses. Employer shall pay or reimburse Employee for all expenses normally reimbursed by Employer, reasonably incurred by him in furtherance of his duties hereunder and authorized and approved by the Employer upon submission by him of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Employer may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to Employer under the Internal Revenue Code of 1986, as amended, and the rule and regulations adopted pursuant thereto now or hereafter in effect.

            5. Benefits. The Employee shall be entitled to participate in or be covered by any Health and/or Retirement and Executive Compensation plans adopted by the Employer from time to time.

            6. Insurance and Indemnity. The Employer shall use its best efforts to maintain, at its expense, officers and directors fiduciary liability insurance covering the Employee in an amount not less than $5 million. The Employer shall also indemnity the Employee, to the fullest extent permitted by law, from any liability asserted against or incurred by the Employee, including attorney's costs, in his capacity as an officer of Employer. This indemnity shall survive termination of the Agreement.



                                       (2)

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            7.  Noncompetition.

            A. The Employee agrees that, except in accordance with his duties under this Agreement on behalf of the Employer, he will not during the term of this Agreement:

            Participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any material direct interest in any enterprise (other than as a passive investor in a publicly traded company) which is engaged in the business of distributing, selling or otherwise trading in products which are competitive to any of the Employer's technology or products distributed, sold or otherwise traded in by the Employer during the term of the Employee's employment with the Employer, or which are competitive to any products being actively developed, with the bona fide intent to market same, by the Employer during the term of the Employee's employment with the Employer;

            B. The Employee hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Employer upon any breach of the terms of this Section 7 by the Employee, and the Employee therefore agrees that the Employer, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 7 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

            8. Assignment of Patents. Employee shall disclose fully to the Employer any and all discoveries of a scientific nature relating to Employer's business he shall make and any and all ideas, concepts or inventions of a scientific nature relating to Employer's business which he shall conceive or make during his period of employment, or during the period of six months after his employment shall terminate, which are in whole or in part the result of his work with the Employer. Such disclosure is to be made promptly after each discovery or conception, and the discovery, idea, concept or invention will become and remain the property of the Employer, whether or not patent applications are filed thereon. Upon request and at the expense of the Employer, the Employee shall make application through the patent solicitors of the Employer for letters patent of the United States and any and all other countries at the discretion of the Employer on such discoveries, ideas and inventions, and to assign all such applications to the Employer, or at its order, forthwith, without additional payment by the Employer during his period of employment and for reasonable



                                       (3)

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compensation for time actually spent by the Employee at such work at the request of the Employer after the termination of the employment. He is to give the Employer, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on request of the Employer, to execute all papers and do all things that may be reasonably necessary to protect the right of the Employer and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include all actions reasonably necessary to aid the Employer in the defense of its rights in the event of litigation.

            9.  Trade Secrets.

            (a) In the course of the term of this Agreement, it is anticipated that the Employee shall have access to secret or confidential technical and commercial information, records, data, specifications, systems, formulas, methods, plans, policies, inventions, material and other knowledge ("Confidential Material") owned by the Employer and its subsidiaries. The Employee recognizes and acknowledges that included within the Confidential Material are the Employer's confidential commercial information, technology, methods of manufacture, clinical studies, pre-clinical data and related materials, all as they may exist from time to time, and that they are valuable special and unique aspects of the Employer's business. All such Confidential material shall be and remain the property of the Employer. Except as required by his duties to the Employer, the Employee shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Employee shall promptly deliver to the Employer all Confidential Material (including all copies thereof) which are in the possession or under the control of the Employee. The Employee shall not be deemed to have breached this Section 9 if the Employee shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any confidential material or else face civil or criminal penalty or sanction.

            (b) The Employee hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Employer upon any breach of the terms of this Section 9 by the Employee, and the Employee therefore agrees that the Employer, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 9 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.



                                       (4)

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            10. Vacation. Employee shall be entitled to vacation (with a minimum of three weeks vacation which shall not accrue or accumulate from year to year, except as provided by Employer), sick days, personal days and holidays as shall be governed by Employer's standard personnel policies, which shall be provided to Employee.

            11.  Termination.

            (a) Employee's employment with Employer shall be at will. Either Employer or the Employee may terminate this Agreement and Employee's employment at any time, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days prior written notice of termination.

            (b) Without limiting the foregoing Section 12(a), (i) the Employee may terminate his employment with the Employer at any time for Good Reason, or (ii) the Employer may terminate his employment at any time for Cause. Good Reason shall mean death, Disability (as defined below) or a termination of employment as a result of a substantial diminution in the Employee's responsibilities, or a reduction in base salary or a demotion in title as CFO or demotion in position as CFO of a publicly held company. Cause shall mean (i) the Employee's willful, repeated or neglectful failure to perform his duties hereunder or to comply with any reasonable or proper direction given by or on behalf of the Employer's Chief Executive Officer and approved by the Board of Directors following five (5) days written notice to such effect, other than any Employee's refusal to execute any document or statement that contains erroneous or misleading financial information; (ii) the Employee being guilty of serious misconduct on the Company's premises or elsewhere, whether during the performance of his duties or not, which may cause damage to the reputation of the Employer or render it difficult for the Employee to satisfactorily continue to perform his duties; (iii) the Employee being found guilty in a criminal court of any offense of a nature likely to affect the reputation of the Employer or to prejudice its interests if the Employee were to continue to be employed by the Employer; (iv) the Employee's commission of any act of fraud, theft or dishonesty, or any intentional tort against the Company; or (v) the Employee's violation of any of the material terms, covenants, representations or warranties contained in this Agreement.



                                       (5)

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            (c)      "Disability" shall mean that the Employee, in the good
faith determination of the Board of Directors of the Employer, is unable to render services of the character contemplated hereby and that such inability (i) may be expected to be permanent, or (ii) may be expected to continue for a period of at least three (3) consecutive months (or for shorter periods totaling more than six (6) months during any period of twelve consecutive months). Termination resulting from Disability may only be effected after at least thirty
(30) days written notice by the Employer of its intention to terminate the Employee's employment.

            (d) "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date established by the Company pursuant to
Section 11(c) hereof; (iii) if this Agreement is terminated by the Employer, the date on which a notice of termination is given to the Employee; (iv) if the Agreement is terminated by the Employee, the date the Employee ceases work.

            12.         Severance.

            (a) If (i) the Employer terminates the employment of the Employee against his will and without Cause, or (ii) the Employee terminates his employment for Good Reason, the Employee shall be entitled to receive salary, incentive compensation and vacation accrued through the Termination Date plus six month's salary payable in one lump-sum at the Termination Date and all stock options shall become exercisable and shall remain exercisable for a period of one year after such Termination Date. Notwithstanding the foregoing, the Employer shall not be required to pay any severance pay for any period following the Termination Date if the Employer violates the provisions of Section 8,
Section 9 or Section 10 of this Agreement. In such event, the Employer shall provide written notice to the Employee detailing such violation.

            (b) If (i) the Employee voluntarily terminates his employment other than for Good Reason, or (ii) the Employee is terminated by the Employer for Cause, then the Employee shall be entitled to receive salary, incentive compensation and accrued vacation through the Termination Date plus all stock options that are exercisable shall remain exercisable for a period of one year after such Termination Date.



                                       (6)

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            (c)      In addition to the provisions of Section 13(a) and 13(b)
hereof, to the extent COBRA shall be applicable to the Employer or as provided by law, the Employee shall be entitled to continuation of group health plan benefits for a period of one (1) year following the Termination Date if the Employee makes the appropriate conversion and payments.

            (d) The Employee acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement or the Stock Option Agreement.

13.         Payment and Other Provisions After Change of Control

            (a) In the event Employee's employment with the Employer is terminated following the occurrence of a Change of Control (other than as a consequence of death or disability) either (x) by the Employer for any reason other than for Cause, or (y) by Employee for Good Reason, then Employee shall be entitled to receive from the Employer, in lieu of the severance payment otherwise payable pursuant to Section 12, the following:

                     (i) Base Salary: Employee's annual base salary as in effect at the date of termination shall be paid on the date of termination;

                     (ii) Incentive Compensation: The amount of the Employee's target incentive compensation under the applicable Incentive Compensation Plan for the fiscal year in which the date of termination occurs, shall be paid on the date of termination; and

                     (iii) Other Benefits: Notwithstanding the vesting period provided for in the Employer's Stock Option Plan and any related stock option agreements between the Employer and the Employee for stock options ("options") granted Employee by the Employer all of options shall be fully vested and exercisable for a period of two years from the Termination Date.

            (b) For purposes of this Agreement, the term "Change in Control" shall mean:

       (i) The acquisition, other than from the Employer, by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) of 50% or more of either (a) the then outstanding shares of Common Stock of the Employer or (b) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors (the "Voting



                                       (7)

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              Securities").
       (ii) Individuals who, as of the Effective Date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board.
       (iii) Approval by the Shareholders of the Employer of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the outstanding Common Stock or Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then Voting Securities entitled to vote generally in the election of directors, as the case may be, of the Employer resulting from the Business Combination, or
       (iv) (a) a complete liquidation or dissolution of the Employer or (b) a sale or other disposition of all or substantially all of the assets of the Employer with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding Common Shares or Voting Securities is then owned beneficially, directly or indirectly, by all or substantially all of the equity holders, respectively, of the Common Shares or Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Common Shares or Voting Securities, as the case may be, immediately prior to such sale or disposition.

              (c) In the event that involuntary termination of Employee as CFO occurs subsequent to change in senior management or the appointment of a new Chairman of the Board of Directors, the Company would (i) continue to pay base salary and health benefits for the remaining term of this Agreement, provided the Employee remains unemployed in the official capacity as a CFO, and such payments would not be less than six months salary and benefits, and (ii) all stock options currently outstanding would become vested and exercisable through December 31, 2002.

            14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Employee, or to its principal office in the case of the Employer, or to such other addresses as they may respectively designate in writing.

            15. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.



                                       (8)

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            16. Assignment. Employee's rights hereunder are personal to and shall not be transferable nor assignable by the Employee. This Agreement shall bind and inure to the benefit of the Employee and the Employer and their respective legal representatives, successors and assigns.

            17. Arbitration. Any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach thereof, shall be resolved exclusively by arbitration in Suffolk County, New York, in accordance with the rules of the American Arbitration Association then in existence. The determination or award rendered therein shall be binding and conclusive upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. No party shall be entitled to seek or be awarded punitive damages.

            18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and the Employee has hereunto set his hand the day and year first above written.


NASTECH PHARMACEUTICAL COMPANY INC.

By /s/ Vincent D. Romeo
   -------------------------------
   VINCENT D. ROMEO

  /s/ Andrew P. Zinzi
----------------------------------
  ANDREW P. ZINZI



                                       (9)